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                                                        EXHIBIT 12


                                    KEYCORP
           COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO COMBINED
                  FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                                  (Unaudited)

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
                                                                                         Year ended December 31,
                                                            1994              1993            1992           1991            1990
Computation of Earnings:
 Net income                                             $  853,490        $  709,926      $  592,098     $  313,696      $  256,098
 Add: Provision (credit) for income taxes                  429,981           373,972         279,632        136,684          15,173
 Less: Cumulative effect of accounting change                                                  6,613                          2,714
                                                        ----------        ----------      ----------     ----------      ----------
  Income before income taxes                             1,283,471         1,083,898         865,117        450,380         268,557
 Fixed charges, excluding interest on deposits             513,225           344,585         324,365        422,189         472,468
                                                        ----------        ----------      ----------     ----------      ----------
  Total earnings for computation,
   excluding interest on deposits                        1,796,696         1,428,483       1,189,482        872,569         741,025
 Interest on deposits                                    1,324,576         1,233,331       1,468,974      2,135,651       2,230,759
  Total earnings for computation,                       ----------        ----------      ----------     ----------      ----------
   including interest on deposits                       $3,121,272        $2,661,814      $2,658,456     $3,008,220      $2,971,784
                                                        ==========        ==========      ==========     ==========      ==========
Computation of Fixed Charges:
 Net rental expense                                     $  124,168        $  130,361      $  130,973     $  118,855      $  107,615
 Portion of net rental expense deemed                   ==========        ==========      ==========     ==========      ==========
  representative of interest                            $   40,975        $   43,019      $   43,221     $   38,450      $   35,470
 Interest on short-term borrowed funds                     334,456           174,664         174,059        288,220         339,876
 Interest on long-term debt                                137,794           126,902         107,085         95,519          97,122
  Total fixed charges, excluding interest               ----------        ----------      ----------     ----------      ----------
   on deposits                                             513,225           344,585         324,365        422,189         472,468
 Interest on deposits                                    1,324,576         1,233,331       1,468,974      2,135,651       2,230,759
  Total fixed charges, including interest               ----------        ----------      ----------     ----------      ----------
   on deposits                                          $1,837,801        $1,577,916      $1,793,339     $2,557,840      $2,703,227
                                                        ==========        ==========      ==========     ==========      ==========
Combined Fixed Charges and Preferred Stock Dividends:
 Preferred stock dividend requirement on
  a pre-tax basis                                       $   24,061        $   27,630      $   35,505     $   23,292      $    7,484
 Total fixed charges, excluding interest
  on deposits                                              513,225           344,585         324,365        422,189         472,468
  Combined fixed charges and preferred stock            ----------        ----------      ----------     ----------      ----------
   dividends, excluding interest on deposits               537,286           372,215         359,870        445,481         479,952
 Interest on deposits                                    1,324,576         1,233,331       1,468,974      2,135,651       2,230,759
  Combined fixed charges and preferred stock            ----------        ----------      ----------     ----------      ----------
   dividends, including interest on deposits            $1,861,862        $1,605,546      $1,828,844     $2,581,132      $2,710,711
                                                        ==========        ==========      ==========     ==========      ==========

Ratio of Earnings to Fixed Charges:

  Excluding deposit interest                                  3.50X             4.15X           3.67X          2.07X           1.57X
  Including deposit interest                                  1.70X             1.69X           1.48X          1.18X           1.10X

Ratio of Earnings to Combined Fixed Charges and
 Preferred Stock Dividends:
  Excluding deposit interest                                  3.34X             3.84X           3.31X          1.96X           1.54X
  Including deposit interest                                  1.68X             1.66X           1.45X          1.17X           1.10X

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